Exhibit 23.3

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

June 22, 2009

Board of Directors

Cullman Savings Bank

216 Second Avenue S.W.

Cullman, Alabama 35055

Members of the Board:

We hereby consent to the use of our firm’s name in (i) the Registration Statement on Form S-1 to be filed by Cullman Bancorp, Inc., with the Securities and Exchange Commission, and (ii) the Forms MHC-1 and MHC-2 to be filed by Cullman Savings Bank, with the Office of Thrift Supervision, in each case as amended and supplemented. We also hereby consent to the inclusion of, summary of and references to our appraisal and our statement concerning subscription rights in such filings including the prospectus of Cullman Bancorp, Inc.

Sincerely,

KELLER & COMPANY, INC.

/s/ Michael R. Keller
Michael R. Keller
President